Exhibit 99.1

Tel-Instrument Electronics Corp. Reports Improved Financial Results for First Quarter 2020

East Rutherford, NJ – August 14, 2019 – Tel-Instrument Electronics Corp. (“Tel”, “Tel-Instrument” or the “Company”) (OTC: TIKK), a leading designer and manufacturer of avionics test and measurement solutions, today reported net income of $258k on revenues of $3.3 million for the first quarter of fiscal year 2020 ending June 30, 2019.

Highlights include:

●	Revenues increased 82% from last year’s first quarter and have improved to $13.6 million over the last 12 months.

●	Gross margins remain strong at 47.8% due to manufacturing efficiencies, higher prices and cost controls.

●	Operating income increased to $434k for the current quarter as compared to a loss of $642k last year.

●	Net income increased to $258k for the current quarter as compared to a loss of $746k for the same quarter last year.

●	Net income impacted by a $79k charge for warrant liability. These warrants have a September 10, 2019 expiration date.

●	Net income attributable to common shareholders improved to $178k, or five cents ($0.05) per share.

●	12 month trailing EBITDA improved to $1.8 million despite an operating loss in the second quarter of the prior fiscal year.

●	Backlog increased to $4.8 million at June 30, 2019 as compared to $1.8 million at June 30, 2018.

●	Operating cash flow increased to $470k in the first quarter despite a $572k reduction in payables and accrued liabilities.

●	$2.6 million of cash on hand and receivables as well as reduction in account payables and accrued liabilities to $921k.

The Company reported net income of $257,776 for the quarter ended June 30, 2019 on sales of $3,306,462. This is the third consecutive quarter of profitability for the Company. This turnaround is the result of the increased shipment of our Mode 5 test sets, including our T-47/M5, which has recently received AIMS (Air Traffic Control Radar Beacon System, Identification Friend or Foe) approval. The Company has also received volume orders from the U.S. military for our other Mode 5 test sets. In August 2018, the German government issued our U.K. distributor Muirhead Avionics (“Muirhead”) a multi-year contract for Mode 5 test sets. In February 2019, the Company received an initial purchase order totaling $520,000 for the contract with the German government. The Company shipped $450,000 of Mode 5 test sets to Germany in July 2019 which will be included in our second quarter results. We anticipate follow-on orders for this contract totaling approximately $3.5 million with additional purchase orders expected this quarter.

Mr. Jeffrey O’Hara, the Company’s President and CEO indicated “With the improved backlog and strong business prospects from the international Mode 5 test set market, the Company believes that it will report improved revenues and profitability for the remainder of the 2020 fiscal year and beyond. We received a $547k order for additional T-47/M5 test sets for Canada in July and are working on several large international contracts in addition to the pending German order. We expect the international Mode 5 test set business and orders for the F-35 program to remain strong for several years. Our near-term goal is to continue strengthening our balance sheet and set-aside sufficient cash reserves to fully discharge the Aeroflex damage award in the event that we are unsuccessful with our pending legal appeal. We also continue to work with the U.S. Military and the major prime contractors on new programs, and we are in discussions with the U.S. military on an upgrade program that could generate substantial revenues starting as early as the next fiscal year.

As a result of the potential new military applications for our new 4.5 pound SDR/OMNI hand-held test set, we are currently evaluating a hardware CPU change to further improve high speed processing capabilities. This change will likely move the initial product introduction for the commercial avionics market into next calendar year, but expect it will better position the Company for high dollar military contracts which will be critical to our long-term growth in revenues and profitability. The goal of this new test set is to expand out of our relatively narrow avionics test market niche and enter the much larger secure communications radio test market.

With respect to the Aeroflex litigation, the Company has appealed the $4.9 million judgement and has set aside $2 million to support a cash bond. Aeroflex responded to our appeal brief in July 2019. The Company’s 15 page response is due to be submitted on September 7, 2019. We continue to believe that the trial judge erred in his legal rulings on standing and other issues during the trial and that we have strong grounds for the award to be vacated or reduced. Our attorneys estimate that it will take several years for this appeal to work its way through the Kansas court system, but that ongoing future legal expenses will be nominal.

From an investor relations (“IR”) standpoint, the Company is planning to move to the OTCQB exchange this quarter. We expect to restart our IR program with IMS and plan to attend the Disruptive Growth Conference in NYC on September 4th and 5th.

The Company encourages investors to read its full results of operations as contained in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on August 14, 2019 at www.sec.gov.

About Tel-Instrument Electronics Corp.

Tel-Instrument is a leading designer and manufacturer of avionics test and measurement solutions for the global commercial air transport, general aviation, and government/military aerospace and defense markets. Tel-Instrument provides instruments to test, measure, calibrate, and repair a wide range of airborne navigation and communication equipment. For further information please visit our website at www.telinstrument.com.

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This press release includes statements that are not historical in nature and may be characterized as “forward-looking statements,” including those related to future financial and operating results, benefits, and synergies of the combined companies, statements concerning the Company’s outlook, pricing trends, and forces within the industry, the completion dates of capital projects, expected sales growth, cost reduction strategies, and their results, long-term goals of the Company and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. All predictions as to future results contain a measure of uncertainty and, accordingly, actual results could differ materially.  Among the factors which could cause a difference are:  changes in the general economy; changes in demand for the Company’s products or in the cost and availability of its raw materials; the actions of its competitors; the success of our customers; technological change; changes in employee relations; government regulations; litigation, including its inherent uncertainty; difficulties in plant operations and materials; transportation, environmental matters; and other unforeseen circumstances.  A number of these factors are discussed in the Company’s previous filings with the U.S. Securities and Exchange Commission. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release. The safe harbor for forward-looking statements contained in the Securities Litigation Reform Act of 1995 (the “Act”) protects companies from liability for their forward-looking statements if they comply with the requirements of the Act.

Contact:	Joseph P. Macaluso
Tel-Instrument Electronics Corp.
(201) 933-1600

TEL-INSTRUMENT ELECTRONICS CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2019	March 31, 2019
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$981,806	$585,856
Accounts receivable, net	1,575,972	2,196,099
Inventories, net	3,097,974	2,932,632
Restricted cash to support appeal bond	2,005,523	2,004,871
Prepaid expenses and other current assets	273,944	275,230
Total current assets	7,935,219	7,994,688

Equipment and leasehold improvements, net	240,802	236,370
Operating lease right-of-use assets	459,272	-
Deferred tax asset, net	63,500	63,500
Other long-term assets	35,109	35,109
Total assets	$8,733,902	$8,329,667

LIABILITIES & STOCKHOLDERS’ EQUITY (DEFICIT)

Current liabilities:
Line of credit	$750,000	$800,000
Capital lease obligations – current portion	6,283	6,885
Operating lease liabilities – current portion	204,982	-
Accounts payable and accrued liabilities	921,345	1,493,793
Deferred revenues – current portion	235,201	97,122
Accrued legal damages	5,395,535	5,312,085
Warrant liability	122,000	43,500
Accrued payroll, vacation pay and payroll taxes	421,253	394,296
Total current liabilities	8,056,599	8,147,681

Operating lease liabilities – long-term	254,290	-
Deferred revenues – long-term	242,079	264,669
Total liabilities	$8,552,968	$8,412,350

Commitments and contingencies

Stockholders’ equity (deficit):
Preferred stock, 1,000,000 shares authorized, par value $0.10 per share
Preferred stock, 500,000 shares 8% Cumulative Series A Convertible Preferred issued and outstanding, par value $0.10 per share	3,335,998	3,275,998
Preferred stock, 166,667 shares 8% Cumulative Series B Convertible Preferred issued and outstanding, par value $0.10 per share	1,027,367	1,007,367
Common stock, 7,000,000 shares authorized, par value $0.10 per share, 3,255,887 shares issued and outstanding, respectively	325,586	325,586
Paid-in capital in excess of par value, common stock	7,840,796	7,914,955
Accumulated deficit	(12,348,813)	(12,606,589)
Total stockholders’ equity (deficit)	180,934	(82,683)
Total liabilities and stockholders’ deficit	$8,733,902	$8,329,667

TEL-INSTRUMENT ELECTRONICS CORP.

 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended
	June 30, 2019	June 30, 2018

Net sales	$3,306,462	$1,814,214
Cost of sales	1,724,858	1,332,901

Gross margin	1,581,604	481,313

Operating expenses:
Selling, general and administrative	612,471	566,525
Litigation costs	10,507	39,271
Engineering, research and development	525,103	517,323
Total operating expenses	1,148,081	1,123,119

Income (loss) from operations	433,523	(641,806)

Other income (expense):
Change in fair value of common stock warrants	(78,500)	-
Interest income	1,000	998
Interest expense – judgment	(80,510)	(71,220)
Interest expense	(17,737)	(34,045)
Total other expense	(175,747)	(104,267)

Income (loss) before income taxes	257,776	(746,073)

Income tax expense	-	-

Net income (loss)	257,776	(746,073)

Preferred stock dividends	(80,000)	(60,000)

Net income (loss) attributable to common shareholders	$177,776	$(806,073)

Net income (loss) per share:
Basic income (loss) per common share	$0.05	$(0.25)
Diluted income (loss) per common share	$0.05	$(0.25)

Weighted average shares outstanding:
Basic	3,255,887	3,255,887
Diluted	3,411,418	3,255,887